                                                                     EXHIBIT 5.0

                      [MACKEY PRICE & WILLIAMS LETTERHEAD]



                                  July 29, 1998


Venturi Technologies, Inc.
1327 North State Street
Orem, Utah 84057

                  RE:   VENTURI TECHNOLOGIES, INC.
                        REGISTRATION OF COMMON STOCK ON FORM SB-2
                        LEGALITY OF SECURITIES

Gentlemen:

                  This firm has acted as your counsel in connection with the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission. The Registration Statement relates to an offering of up to shares of the $0.001 par value Common Stock (the "Shares")
of Venturi Technologies, Inc., a Nevada corporation (the "Company"), shares of which will be issued upon conversion of Series B Preferred Stock and
Series C Preferred Stock, and               of which will be issued and sold by
the Company.

                  We have examined copies of the Articles of Incorporation, as amended, that have been filed with the Delaware Secretary of State. We have also examined such statutes and documents and have made such other investigation as we have deemed necessary in connection with the opinion expressed herein.

                  Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be legally issued, fully paid, and non-assessable.




                                            /s/ MACKEY PRICE & WILLIAMS